EXHIBIT (23)




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in (i) the Prospectus constituting part of the Registration Statement, on Form S-3 (Registration No. 333-11521-99), relating to CH Energy Group, Inc.'s Stock Purchase Plan, and (ii)
Part II of the Registration Statement, on Form S-8 (Registration No. 333-46528), relating to CH Energy Group, Inc.'s Long-Term Performance-Based Incentive Plan, of our report dated January 25, 2002 appearing in this Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our reported dated January 25, 2002 relating to the financial statement schedule that appears in such Annual Report on Form 10-K.


/S/ PRICEWATERHOUSECOOPERS LLP
New York, New York
January 25, 2002